Exhibit 99.1

ITT Reports Third-Quarter 2020 Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--October 30, 2020--ITT Inc. (NYSE: ITT) today reported 2020 third-quarter financial results that reflect the Company’s resilience and the proactive actions taken to adjust to the current economic environment.

2020 THIRD-QUARTER PERFORMANCE

Revenue	Segment OI Margin	EPS	Cash from Operations
-17%	-80 bps	-141%	$318M
Organic Revenue	Adj Segment OI Margin	Adj EPS	Free Cash Flow (FCF)
-18%	-40 bps	-15%	$271M

Performance relative to the comparable three months ended September 30, 2019.
Cash from Operations and Free Cash Flow are for the nine months ended September 30, 2020.
For a reconciliation of GAAP to non-GAAP measures, refer to the section of this release titled Key Performance Indicators and Non-GAAP Measures.

  FCF Increased $118 million or 77%; 15.4% Trailing Twelve Months FCF Margin
  $782 million Cash on Hand and $1.5 billion Available Liquidity
  Segment OI Margin of 14.2%; Adj Segment OI Margin of 16.2% on 19% Decremental Margins
  Net Loss per Share of -$0.55; Adj EPS of $0.82 up 44% from Q2
  Effective Legacy Liability Management:
    Termination and Transfer of U.S. Pension Plan in October for $8 million
    Asbestos Full Horizon Transition; Non-Cash Impact of $136 million

“I want to thank all the ITTers for their continued hard work and execution this quarter. Our never-ending dedication created value for our customers every single day. Our resilience and execution produced strong financial results for the third quarter despite the challenging market conditions. We achieved a 44 percent increase in our adjusted EPS over the second quarter, and an overall adjusted operating income margin of 15.4 percent, an all-time record for ITT,” said Luca Savi, Chief Executive Officer and President of ITT Inc. “I am particularly proud of how our ITTers and our businesses have responded. The fact that we delivered an operating margin record while facing the current macro environment is “simply” outstanding and is the result of our execution and our commitment to ITT’s strategic priorities of customer centricity, operational excellence and effective capital deployment. The unprecedented granularity of our focus will continue to strengthen ITT and drive us forward into the future.”

Revenue
Revenue declined 17 percent, including a 1-point favorable impact from foreign exchange. Organic revenue (defined as total revenue excluding foreign exchange, acquisitions and divestitures) decreased 18 percent mainly as a result of the global impact of COVID-19, with declines in transportation of 19 percent and industrial of 14 percent. Sequentially, organic revenue increased 12 percent from the second quarter of 2020 driven by a 92 percent sales increase in our Friction OEM business.

Segment Operating Income
Segment operating income of $84 million declined 22 percent, which included higher restructuring costs of $5 million. Adjusted segment operating income declined 19 percent to $96 million, with a margin of 16.2 percent. The decline in adjusted segment operating income was due to reduced volume from weaker demand and disruption caused by COVID-19, partially offset by savings from restructuring, productivity and cost actions that produced 19 percent decremental margins. Sequentially, segment operating income increased 125 percent and we delivered strong incremental margin improvement from the second quarter of 2020.

Earnings Per Share
EPS from continuing operations was a loss of $0.55, primarily due to a non-cash asbestos expense of $1.20 per share to extend our estimated net liability to include the full horizon over which we expect asbestos claims to be filed. Adjusted EPS from continuing operations was $0.82 per diluted share, reflecting a 15 percent decrease from the prior year due to a decline in segment operating income, partially offset by reduced corporate costs. Adjusted EPS improved 44 percent compared to the second quarter of 2020.

Third-Quarter 2020 Business Segment Results
All quarterly results are compared to the respective prior-year period.

Motion Technologies

  Total revenue decreased 11 percent to $272 million, including a 2-point favorable impact from foreign exchange. Organic revenue decreased 13 percent, reflecting a decline of 14 percent in Friction primarily in Europe, offset by strong OEM growth on share gains in North America and China. Wolverine declined 16 percent due to lower automotive production levels. KONI & Axtone revenue decreased 8 percent, primarily driven by weakness in rail.
  Operating income and adjusted operating income decreased 11 and 12 percent to $50 million, respectively. The decline was primarily due to reduced automotive production caused by COVID-19 and unfavorable mix and price impacts, partially offset by efficiency and cost reduction actions. These actions resulted in an 18.5 percent adjusted operating margin, a decline of only 30 basis points.

Industrial Process

  Total revenue decreased 19 percent to $194 million. Organic revenue decreased 19 percent as well, primarily resulting from lower chemical and oil and gas pump project deliveries. Revenue from our short-cycle business was down 13 percent due mainly to weakness in baseline pumps and aftermarket parts and service.
  Operating income decreased 22 percent to $17 million, including restructuring actions. Adjusted segment operating income decreased 12 percent to $27 million due to reduced sales volumes, partially offset by savings from productivity and supply chain improvements, and benefits from restructuring. These actions resulted in a strong adjusted operating margin of 14.1 percent, an expansion of 120 basis points.

Connect and Control Technologies

  Total revenue decreased 25 percent to $126 million, including a 1-point favorable impact from foreign exchange. Organic revenue decreased 26 percent primarily driven by lower aerospace and defense of 36 percent due to a decline in global commercial air traffic resulting from COVID-19 and Boeing’s reduced production levels including the 737 MAX, as well as unfavorable timing of defense programs.
  Operating income decreased 42 percent to $16 million. Adjusted segment operating income decreased 40 percent to $18 million primarily driven by reduced aerospace demand, partially offset by productivity and sourcing actions, as well as restructuring benefits from aggressive cost actions.

Asbestos Remeasurement
In the third quarter of 2020, we increased the period for which we provide an estimate of our net asbestos liability by 22 years to 2052, from our previous estimate of 10 years, and as a result recognized an expense of $136 million. This transition was driven by increased stability in defense costs and settlement payments along with improved visibility and certainty regarding insurance recoveries that have enabled us to extend our projected net liability to the full horizon over which we expect claims to be filed. Lastly, our current 10-year average, net, after-tax cash projection declined to $25 million annually at the mid-point due to effective strategies implemented in recent years.

U.S. Pension Plan Termination
In October 2020, we completed the termination and transfer of our U.S. qualified pension plan for $8 million with MassMutual, a highly rated Fortune 100 insurance company. With the termination, we will settle all future obligations by providing lump sum payments to eligible participants who elected to receive them, and by transferring the remaining projected benefit obligation and plan assets to the insurance company.

Investor Call Today
ITT's senior management will host a conference call for investors today at 9:30 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, November 13, 2020, at midnight. For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here. All references to EPS are defined as diluted earnings per share from continuing operations.

Safe Harbor Statement
This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  impacts on our business due to the COVID-19 pandemic, including disruptions to our operations and demand for our products, increased costs, disruption of supply chain and other constraints in the availability of key commodities and other necessary services, government-mandated site closures, employee illness or loss of key personnel, the impact of travel restrictions and stay-in-place restrictions on our business and workforce, customer and supplier bankruptcies, impacts to the global economy and financial markets, and liquidity challenges in accessing capital markets;
  uncertain global economic and capital markets conditions, including due to COVID-19, trade disputes between the U.S. and its trading partners, and fluctuations in oil prices;
  uncertainties regarding our exposure to pending and future asbestos claims and related liabilities and insurance recoveries;
  risks due to our operations and sales outside the U.S. and in emerging markets;
  fluctuations in foreign currency exchange rates;
  fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets, or changes in our customers’ anticipated production schedules, especially in the commercial aerospace market;
  failure to compete successfully in our markets;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  failure to integrate acquired businesses or achieve expected benefits from such acquisitions;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  failure to manage the distribution of products and services effectively;
  loss of or decrease in sales from our most significant customers;
  fluctuations in our effective tax rate;
  failure to retain existing senior management, engineering and other key personnel and attract and retain new qualified personnel;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  the risk of cybersecurity breaches;
  changes in laws relating to the use and transfer of personal and other information;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, export controls and trade sanctions, including recently announced tariffs;
  risk of product liability claims and litigation; and
  risk of liabilities from past divestitures and spin-offs.

More information on factors that could cause actual results or events to differ materially from those anticipated is included in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019 (particularly under the caption “Risk Factors”), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
For the Periods Ended September 30	2020	2019	2020	2019
Revenue	$591.2	$711.9	$1,769.2	$2,127.3
Costs of revenue	400.6	480.6	1,205.6	1,445.2
Gross profit	190.6	231.3	563.6	682.1
General and administrative expenses	47.1	61.9	148.8	175.3
Sales and marketing expenses	33.4	41.6	110.7	124.5
Research and development expenses	19.7	23.8	61.3	73.1
Asbestos-related costs (benefit), net	141.4	(56.2)	116.7	(31.8)
Restructuring costs	11.5	6.7	42.5	10.9
Asset impairment charges	—	1.0	16.3	1.0
Operating (loss) income	(62.5)	152.5	67.3	329.1
Interest and non-operating expenses (income), net	1.2	(0.4)	4.0	(1.3)
(Loss) income from continuing operations before income tax expense	(63.7)	152.9	63.3	330.4
Income tax (benefit) expense	(16.2)	34.1	(19.6)	73.1
(Loss) income from continuing operations	(47.5)	118.8	82.9	257.3
Income (loss) from discontinued operations, net of tax benefit (expense) of $0.5, $0.1, $(0.2) and $0.1, respectively	1.2	(0.1)	3.9	(0.2)
Net (loss) income	(46.3)	118.7	86.8	257.1
Less: Income attributable to noncontrolling interests	0.5	0.1	0.8	0.4
Net (loss) income attributable to ITT Inc.	$(46.8)	$118.6	$86.0	$256.7

Amounts attributable to ITT Inc.:
(Loss) income from continuing operations, net of tax	$(48.0)	$118.7	$82.1	$256.9
Income (loss) from discontinued operations, net of tax	1.2	(0.1)	3.9	(0.2)
Net (loss) income attributable to ITT Inc.	$(46.8)	$118.6	$86.0	$256.7

Earnings (loss) per share attributable to ITT Inc.:
Basic:
Continuing operations	$(0.55)	$1.35	$0.95	$2.93
Discontinued operations	0.01	—	0.04	—
Net (loss) income	$(0.54)	$1.35	$0.99	$2.93
Diluted:
Continuing operations	$(0.55)	$1.34	$0.94	$2.90
Discontinued operations	0.01	—	0.04	—
Net (loss) income	$(0.54)	$1.34	$0.98	$2.90
Weighted average common shares – basic	86.4	87.8	86.8	87.7
Weighted average common shares – diluted	86.4	88.7	87.4	88.6

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$782.3	$612.1
Receivables, net	490.2	578.4
Inventories, net	378.5	392.9
Other current assets	171.8	153.4
Total current assets	1,822.8	1,736.8
Plant, property and equipment, net	505.7	531.5
Goodwill	928.9	927.2
Other intangible assets, net	112.2	138.0
Asbestos-related assets	318.4	319.6
Deferred income taxes	182.3	138.1
Other non-current assets	306.1	316.5
Total non-current assets	2,353.6	2,370.9
Total assets	$4,176.4	$4,107.7
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$118.7	$86.5
Accounts payable	300.5	332.4
Accrued liabilities	446.8	430.8
Total current liabilities	866.0	849.7
Asbestos-related liabilities	856.7	731.6
Postretirement benefits	213.9	213.9
Other non-current liabilities	215.3	234.7
Total non-current liabilities	1,285.9	1,180.2
Total liabilities	2,151.9	2,029.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 86.4 shares and 87.8 shares, respectively	86.4	87.8
Retained earnings	2,341.9	2,372.4
Total accumulated other comprehensive loss	(407.4)	(385.3)
Total ITT Inc. shareholders’ equity	2,020.9	2,074.9
Noncontrolling interests	3.6	2.9
Total shareholders’ equity	2,024.5	2,077.8
Total liabilities and shareholders’ equity	$4,176.4	$4,107.7

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) (IN MILLIONS)

For the Nine Months Ended September 30	2020	2019
Operating Activities
Income from continuing operations attributable to ITT Inc.	$82.1	$256.9
Adjustments to income from continuing operations:
Depreciation and amortization	82.0	81.1
Equity-based compensation	9.7	12.3
Asbestos-related costs (benefit), net	116.7	(31.8)
Asset impairment charges	16.3	1.0
Other non-cash charges, net	33.5	24.9
Asbestos-related payments, net	(8.9)	(20.1)
Contributions to postretirement plans	(7.2)	(19.7)
Changes in assets and liabilities:
Change in receivables	77.8	(41.9)
Change in inventories	13.8	(28.2)
Change in contract assets	0.4	(13.4)
Change in contract liabilities	1.7	(9.1)
Change in accounts payable	(34.8)	3.6
Change in accrued expenses	15.2	(7.2)
Change in income taxes	(63.9)	23.3
Other, net	(16.3)	(10.0)
Net Cash – Operating activities	318.1	221.7
Investing Activities
Capital expenditures	(47.6)	(69.3)
Acquisitions, net of cash acquired	(4.7)	(113.1)
Other, net	1.9	1.6
Net Cash – Investing activities	(50.4)	(180.8)
Financing Activities
Commercial paper, net borrowings	30.7	11.5
Short-term revolving loans, borrowings	495.8	—
Short-term revolving loans, repayments	(524.7)	—
Long-term debt, issued	1.5	7.1
Long-term debt, repayments	(1.3)	(2.1)
Repurchase of common stock	(83.9)	(38.3)
Proceeds from issuance of common stock	1.7	11.6
Dividends paid	(29.7)	(26.1)
Other, net	—	(0.6)
Net Cash – Financing activities	(109.9)	(36.9)
Exchange rate effects on cash and cash equivalents	12.2	(10.6)
Net Cash – Operating activities of discontinued operations	0.2	1.1
Net change in cash and cash equivalents	170.2	(5.5)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $1.0, respectively)	612.9	562.2
Cash and cash equivalents – end of period (includes restricted cash of $0.8 and $1.0, respectively)	$783.1	$556.7
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$2.6	$2.2
Income taxes, net of refunds received	$40.9	$47.9

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income and Adjusted Segment Operating Income are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income divided by revenue. Adjusted Segment Decremental or Incremental Operating Margin is defined as the change in adjusted segment operating income divided by the change in revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, pension settlement and curtailment impacts, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow and Free Cash Flow Margin are defined as the ratio of free cash flow (net cash provided by operating activities less capital expenditures) to revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as they provide insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

Working Capital is defined as the sum of Receivables, net, Inventories, net and Current contract assets less Accounts payable and Current contract liabilities. Working Capital as a percentage of revenue is calculated by dividing working capital by the trailing twelve months of revenue. We believe that working capital and working capital as a percentage of revenue provides useful information to investors as it provides insight into both a company's operational efficiency and its short-term financial health.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Third Quarter 2020 & 2019
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	$ Change	% Change
	Q3 2020	Q3 2019	2020 vs. 2019	2020 vs. 2019	Q3 2020	Q3 2020	Q3 2020	Adj. 2020 vs. 2019	Adj. 2020 vs. 2019

Revenue
ITT Inc.	$591.2	$711.9	$(120.7)	(17.0%)	$-	$7.1	$584.1	$(127.8)	(18.0%)

Motion Technologies	271.8	304.5	(32.7)	(10.7%)	-	7.7	264.1	(40.4)	(13.3%)
Industrial Process	194.1	240.3	(46.2)	(19.2%)	-	(1.5)	195.6	(44.7)	(18.6%)
Connect & Control Technologies	125.9	167.9	(42.0)	(25.0%)	-	1.0	124.9	(43.0)	(25.6%)

Orders
ITT Inc.	$573.2	$702.1	$(128.9)	(18.4%)	$-	$7.4	$565.8	$(136.3)	(19.4%)

Motion Technologies	270.2	309.0	(38.8)	(12.6%)	-	7.9	262.3	(46.7)	(15.1%)
Industrial Process	193.2	235.0	(41.8)	(17.8%)	-	(1.5)	194.7	(40.3)	(17.1%)
Connect & Control Technologies	110.4	158.8	(48.4)	(30.5%)	-	0.9	109.5	(49.3)	(31.0%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Third Quarter 2020 & 2019
(In Millions)

	Q3 2020	Q3 2020		Q3 2020	Q3 2019	Q3 2019		Q3 2019	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2020 vs. 2019		As Adjusted 2020 vs. 2019

Revenue:
Motion Technologies	$271.8			$271.8	$304.5			$304.5	(10.7%)		(10.7%)
Industrial Process	194.1			194.1	240.3			240.3	(19.2%)		(19.2%)
Connect & Control Technologies	125.9			125.9	167.9			167.9	(25.0%)		(25.0%)
Intersegment eliminations	(0.6)			(0.6)	(0.8)			(0.8)
Total Revenue	$591.2			$591.2	$711.9			$711.9	(17.0%)		(17.0%)

Operating Margin:
Motion Technologies	18.5%	-	BP	18.5%	18.6%	20	BP	18.8%	(10)	BP	(30)	BP
Industrial Process	8.8%	530	BP	14.1%	9.2%	370	BP	12.9%	(40)	BP	120	BP
Connect & Control Technologies	13.0%	110	BP	14.1%	16.9%	70	BP	17.6%	(390)	BP	(350)	BP
Total Operating Segments	14.2%	200	BP	16.2%	15.0%	160	BP	16.6%	(80)	BP	(40)	BP

Operating Income:
Motion Technologies	$50.4	$-		$50.4	$56.7	$0.6		$57.3	(11.1%)		(12.0%)
Industrial Process	17.1	10.3		27.4	22.0	9.1		31.1	(22.3%)		(11.9%)
Connect & Control Technologies	16.4	1.3		17.7	28.4	1.1		29.5	(42.3%)		(40.0%)
Total Segment Operating Income	$83.9	$11.6		$95.5	$107.1	$10.8		$117.9	(21.7%)		(19.0%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, impairment charges, acquisition-related expenses, and other unusual or infrequent items including certain legal matters.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter 2020 & 2019
(In Millions, except per share amounts)

	Q3 2020				Q3 2020	Q3 2019			Q3 2019	2020 vs. 2019	2020 vs. 2019
	As Reported		Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment Operating Income	$83.9		$11.6	#A	$95.5	$107.1	$10.8	#A	$117.9
Corporate (Expense)	(146.4)		141.7	#B	(4.7)	45.4	(55.4)	#B	(10.0)
Operating (Loss) Income	(62.5)		153.3		90.8	152.5	(44.6)		107.9

Interest Income	0.6		-		0.6	0.9	-		0.9
Other (Expense) Income	(1.8)		1.4	#C	(0.4)	(0.5)	-		(0.5)
(Loss) Income from Continuing Operations before Tax	(63.7)		154.7		91.0	152.9	(44.6)		108.3

Income Tax Benefit (Expense)	16.2		(35.2)	#D	(19.0)	(34.1)	12.1	#D	(22.0)
(Loss) Income from Continuing Operations	(47.5)		119.5		72.0	118.8	(32.5)		86.3

Less: Non Controlling Interest	0.5		-		0.5	0.1	-		0.1
(Loss) Income from Continuing Operations - ITT Inc.	$(48.0)		$119.5		$71.5	$118.7	$(32.5)		$86.2

EPS from Continuing Operations	$(0.55)	#E	$1.37		$0.82	$1.34	$(0.37)		$0.97	$(0.15)	(15.5%)

Note: Amounts may not calculate due to rounding.

#A - 2020 includes restructuring and other costs ($11.6M).
#A - 2019 includes restructuring costs ($6.7M), acquisition related costs ($3.3M) and other costs ($0.8M).

#B - 2020 includes asbestos related expense ($141.4M) and other costs ($0.3M).
The net asbestos expense includes remeasurement expense ($135.9M) to transition to the full horizon, extending the projection through 2052, and other asbestos related costs ($5.5M).
#B - 2019 includes realignment and other costs ($0.8M), and asbestos related benefit ($56.2M).
The net asbestos related benefit includes remeasurement income ($68.1M), offset by asbestos related expense to maintain a 10 year accrual ($11.9M), prior to full horizon transition.

#C - 2020 includes pension termination related charges.

#D - 2020 includes various tax-related special items including tax expense for valuation allowance change ($1.3M), tax expense on future distribution of foreign earnings ($2.0M), tax benefit on uncertain tax position release ($3.2M), and the tax impact of other operating special items.
#D - 2019 includes various tax-related special items including tax expense for valuation allowance change ($1.3M), tax expense on future distribution of foreign earnings ($1.1M), and the tax impact of other operating special items.

#E - 2020 adjusted EPS is calculated using weighted-average dilutive shares of 86.9, including the dilutive effect of 0.5 equity awards that were excluded from GAAP dilutive EPS due to a net loss.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin
Trailing Twelve Months (TTM)
(In Millions)
	(A) = (B) + (C) - (D)	(B)	(C)	(D)	(A) = (B) + (C) - (D)	(B)	(C)	(D)
	Q3 2020 TTM	Q3 2020	FY19	Q3 2019	Q3 2019 TTM	Q3 2019	FY18	Q3 2018

Net Cash - Operating Activities #A	$454.1	$318.1	$357.7	$221.7	$346.9	$221.7	$371.8	$246.6

Capital expenditures	69.7	47.6	91.4	69.3	101.0	69.3	95.5	63.8

Free Cash Flow	384.4	270.5	266.3	152.4	245.9	152.4	276.3	182.8

Revenue	$2,488.3	$1,769.2	$2,846.4	$2,127.3	$2,805.7	$2,127.3	$2,745.1	$2,066.7

Free Cash Flow Margin	15.4%		9.4%		8.8%		10.1%

#A - 2020 TTM includes payments for asbestos ($10.4M) and restructuring ($28.4M).
#A - 2019 TTM includes payments for asbestos ($18.6M) and restructuring ($10.1M).

Contacts

Investors:
Emmanuel Caprais
+1 914-641-2030
Emmanuel.Caprais@itt.com